Exhibit 99.1

ITT EDUCATIONAL SERVICES, INC. REPORTS 2008 FOURTH QUARTER AND FULL YEAR RESULTS,

NEW STUDENT ENROLLMENT INCREASED 29.2%; EPS INCREASED 34.2% TO $1.61

CARMEL, IN, January 22, 2009—ITT Educational Services, Inc. (NYSE: ESI), a leading provider of technology-oriented postsecondary degree programs, today reported that new student enrollment in the fourth quarter of 2008 increased 29.2% to 14,911 students compared to 11,542 in the same period in 2007. Total student enrollment increased 16.9% to 61,983 as of December 31, 2008 compared to 53,027 as of December 31, 2007.

Earnings per share (“EPS”) in the fourth quarter of 2008 increased 34.2% to $1.61 compared to $1.20 in the fourth quarter of 2007. Revenue in the three months ended December 31, 2008 increased 21.4% to $279.8 million compared to $230.4 million in the three months ended December 31, 2007. Operating margin increased 290 basis points to 36.5% in the fourth quarter of 2008 compared to 33.6% in the same period in 2007.

The company provided the following information for the three and 12 months ended December 31, 2008 and 2007:

Financial and Operating Data For The Three Months Ended December 31st, Unless Otherwise Indicated
(Dollars in millions, except per share and per student data)
	2008	2007	Increase/ (Decrease)

Revenue	$279.8	$230.4	21.4%
Operating Income	$102.1	$77.3	32.0%
Operating Margin	36.5%	33.6%	290 basis points
Net Income	$63.0	$48.5	30.0%
Earnings Per Share (diluted)	$1.61	$1.20	34.2%
New Student Enrollment	14,911	11,542	29.2%
Continuing Students	47,072	41,485	13.5%
Total Student Enrollment as of December 31st	61,983	53,027	16.9%
Quarterly Persistence Rate (A)	76.5%	77.3%	(80) basis points
Revenue Per Student	$4,545	$4,293	5.9%
Cash and Cash Equivalents, Restricted Cash and Investments as of December 31st	$375.9	$317.2	18.5%
Bad Debt Expense as a Percentage of Revenue	4.9%	2.1%	280 basis points
Days Sales Outstanding as of December 31st	9.8 days	6.0 days	3.8 days
Deferred Revenue as of December 31st	$162.2	$213.1	(23.9)%
Debt as of December 31st	$150.0	$150.0
Weighted Average Diluted Shares of Common Stock Outstanding	39,100,000	40,278,000
Shares of Common Stock Repurchased	--	300,300 (B)
Land and Building Purchases	$1.0 (C)	$1.1 (D)	(12.7)%
Number of New Colleges in Operation	2	2
Number of New Learning Sites in Operation	--	--
Capital Expenditures, Net	$5.4	$4.2	28.9%

Financial and Operating Data For The 12 Months Ended December 31st
(Dollars in millions, except per share and per student data)
	2008	2007	Increase/ (Decrease)

Revenue	$1,015.3	$869.5	16.8%
Operating Income	$327.9	$242.0	35.5%
Operating Margin	32.3%	27.8%	450 basis points
Net Income	$203.0	$151.6	33.9%
Earnings Per Share (diluted)	$5.17	$3.71	39.4%
Bad Debt Expense as a Percentage of Revenue	4.3%	2.1%	220 basis points
Revenue Per Student	$18,162	$17,508	3.7%
Weighted Average Diluted Shares of Common Stock Outstanding	39,243,000	40,883,000
Shares of Common Stock Repurchased	1,049,700 (E)	2,659,300 (F)
Land and Building Purchases	$18.1 (G)	$12.6 (H)	43.7%
Number of New Colleges in Operation	8	10
Number of New Learning Sites in Operation	--	--
Capital Expenditures, Net	$17.5	$15.5	13.1%

____________________

(A)	Represents the number of Continuing Students in the academic quarter, divided by the Total Student Enrollment in the immediately preceding academic quarter.
(B)	For approximately $36.9 million or at an average price of $122.93 per share.
(C)	Represents costs associated with purchasing, renovating, expanding or constructing buildings at 10 of the company’s locations.
(D)	Represents costs associated with purchasing, renovating, expanding or constructing buildings at 11 of the company’s locations.
(E)	For approximately $87.8 million or at an average price of $83.62 per share.
(F)	For approximately $265.0 million or at an average price of $99.65 per share.
(G)

Represents costs associated with purchasing one parcel of real estate on which the company built a facility for one of the company’s colleges, and costs associated with purchasing, renovating, expanding or constructing buildings at 19 of the company’s locations.

(H)

Represents costs associated with purchasing one parcel of real estate on which the company built a facility for one of the company’s colleges, and costs associated with purchasing, renovating, expanding or constructing buildings at 17 of the company’s locations.

Kevin M. Modany, Chairman, CEO and President of ITT/ESI, said, “We would like to congratulate the approximately 8,000 faculty, management and staff at the 114 ITT Technical Institute locations across the nation for another outstanding year of contributions toward the continuing success of our organization and the students that we serve. More importantly, we would like to thank our dedicated employees for assisting our students in developing knowledge and skills for the 21st century workforce. As we entered 2009, demand for our programs of study remained incredibly strong as prospective students recognized the importance of learning new skills and enhancing their existing competencies through a high-quality postsecondary education in order to improve their career prospects.”

Modany continued, “As a result of our terrific performance in the fourth quarter and optimistic outlook regarding the operating environment in 2009, we have set our internal goal for 2009 EPS in the range of $6.25 to $6.45.”

Modany observed, “During the three months ended December 31, 2008, marketing expenditures increased 5% compared to the same period in the prior year, which was below our original estimated increase of between 10% and 15%. We continued to experience a very favorable advertising market as we entered the new year, which we believe was principally due to the significant overall decline in the demand for advertising in our primary media as a result of the current economic environment. Looking forward into 2009, we believe that the percentage increase in our marketing costs over those in 2008 will be approximately 10%. The number of our recruitment representatives as we began 2009 was approximately 15% more than at the beginning of 2008. As a result, we believe that we are very well positioned to service a far greater number of inquiries for our program offerings in 2009.”

Modany noted, “During the fourth quarter of 2008, we began operations at our 104th college in Springfield, MO and 105th college in Huntington, WV, bringing to eight the total number of new colleges that we opened in 2008. Our goal in 2009 is to open between six to eight new locations.”

Modany added, “In 2008, we added a total of 190 new degree programs throughout our network of 105 colleges and nine learning sites compared to 246 programs in 2007 and 142 programs in 2006. We have several new degree programs in various stages of research and development. During 2009, we plan to continue this important part of our growth strategy by offering a number of new technology and non-technology programs of study at the associate and bachelor degree levels that are taught both online and in residence. Our goal in 2009 is to add approximately 250 new programs across our network.”

Modany commented, “Student persistence declined 80 basis points in the fourth quarter of 2008 to 76.5% compared to 77.3% in the fourth quarter of 2007, primarily due to a sizable increase in the number of graduates in the three months ended December 31, 2008 compared to the same period in 2007. Excluding the increase in the number of graduates, student persistence improved in the fourth quarter of 2008 as a result of higher student retention. We believe that student persistence will remain relatively flat in 2009 compared to 2008, excluding the impact of a year-over-year increase in the number of graduates during 2009 that we expect to occur.”

Modany said, “We did not observe any further disruption in the ability of our students to access federal or private student financing during the fourth quarter of 2008. In addition, we do not expect any additional disruption in this area during 2009 that could have a significant adverse impact on the ability of our students to access the financing they need to pay the cost of their ITT Technical Institute educations.”

Modany concluded, “We are entering the new year excited about our opportunity to build long-term shareholder value by continuing to execute on our proven growth strategy, and we believe that we are extremely well positioned to achieve our internal operating and financial goals for fiscal 2009.”

Daniel M. Fitzpatrick, Senior Vice President and CFO of ITT/ESI, said, “The outstanding results for the fourth quarter and full year of 2008 once again exceeded our internal expectations and put us in a very good position to start the new year. Revenue increased an impressive 21.4% to $279.8 million in the three months ended December 31, 2008 compared to $230.4 million in the same period in 2007. This increase was due primarily to robust new student enrollment and higher student retention. The combined increases in new student enrollment and student retention led to an impressive 16.9% year-over-year increase in total student enrollment. Operating margin in the fourth quarter of 2008 increased 290 basis points to 36.5% compared to 33.6% in the fourth quarter of 2007, due to our ability to leverage fixed operating costs on a total student enrollment that was substantially higher as of December 31, 2008 compared to December 31, 2007.”

Fitzpatrick continued, “Bad debt expense as a percentage of revenue increased 280 basis points to 4.9% in the three months ended December 31, 2008 compared to 2.1% in the same period in 2007. Days sales outstanding as of December 31, 2008 were 9.8 days, a 3.8 day increase compared to 6.0 days at the same point in 2007.”

Fitzpatrick added, “Based on the information that we have obtained to date regarding the current underwriting standards used by the lenders that offer private education loans to our students, we believe that the amount of internally funded student financing that we may need to provide to our students in 2009 will be approximately $75 million. As a result, we believe that days sales outstanding in 2009 will range from 15 to 20 days and bad debt expense as a percentage of revenue in 2009 will be in the range of 4% to 6%.”

Fitzpatrick further noted, “In the three months ended December 31, 2008, we did not repurchase any shares of our common stock. There are approximately 4.0 million shares of our common stock remaining to be repurchased under our current share repurchase program. Depending on market conditions, we intend to repurchase additional shares of our common stock during 2009. Cash and cash equivalents, restricted cash and investments as of December 31, 2008 increased 18.5% to $375.9 million compared to $317.2 million as of December 31, 2007, primarily due to the solid increase in cash flows from operating activities in the fourth quarter of 2008 compared to the same period in 2007.”

Fitzpatrick closed by noting, “The financial condition and fundamentals of the company are incredibly strong, and we entered the new year with a great deal of optimism for a very favorable operating environment in 2009. We believe that we are well positioned to execute on our established growth plan with the goal of increasing shareholder value over the long-term.”

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are made based on the current expectations and beliefs of the company's management concerning future developments and their potential effect on the company. The company cannot assure you that future developments affecting the company will be those anticipated by its management. These forward-looking statements involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the postsecondary education industry and in the general economy; changes in federal and state governmental regulations with respect to education and accreditation standards, or the interpretation or enforcement thereof, including, but not limited to, the level of government funding for, and the company's eligibility to participate in, student financial aid programs utilized by the company's students; the company's failure to comply with the extensive education laws and regulations and accreditation standards that it is subject to; effects of any change in ownership of the company resulting in a change in control of the company, including, but not limited to, the consequences of such changes on the accreditation and federal and state regulation of its institutes; the company's ability to implement its growth strategies; the company's failure to maintain or renew required regulatory authorizations or accreditation of its institutes; receptivity of students and employers to the company's existing program offerings and new curricula; loss of access by the company's students to lenders for education loans; the company's ability to collect internally funded financing from its students; the company's ability to successfully defend litigation and other claims brought against it; and other risks and uncertainties detailed from time to time in the company's filings with the Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

FOR FURTHER INFORMATION:

COMPANY:	WEB SITE:
Denise Hooker	www.ittesi.com
(317) 706-9205

ITT EDUCATIONAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	As of
	December 31, 2008	December 31, 2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$226,255	$7,228
Short-term investments	138,709	303,360
Restricted cash	10,405	6,061
Accounts receivable, net	29,779	15,132
Deferred income taxes	12,104	7,418
Prepaid expenses and other current assets	13,793	10,624
Total current assets	431,045	349,823

Property and equipment, net	166,671	153,265
Direct marketing costs, net	22,973	20,567
Other assets	3,170	17,298
Total assets	$623,859	$540,953

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	54,815	45,120
Accrued compensation and benefits	21,133	16,137
Accrued income taxes	14,976	6,028
Other accrued liabilities	11,423	11,512
Deferred revenue	162,206	213,127
Total current liabilities	264,553	291,924

Long-term debt	150,000	150,000
Deferred income taxes	1,504	11,754
Other liabilities	19,951	16,717
Total liabilities	436,008	470,395

Shareholders' equity:
Preferred stock, $.01 par value,
5,000,000 shares authorized, none issued	--	--
Common stock, $.01 par value,
300,000,000 shares authorized, 54,068,904 issued	541	541
Capital surplus	135,655	127,017
Retained earnings	732,107	531,363
Accumulated other comprehensive (loss)	(13,384)	(3,417)
Treasury stock, 15,352,376 and 14,375,582
shares, at cost	(667,068)	(584,946)
Total shareholders' equity	187,851	70,558
Total liabilities and shareholders' equity	$623,859	$540,953

ITT EDUCATIONAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
	(unaudited)		(unaudited)

Revenue	$279,799	$230,424	$1,015,333	$ 869,508

Costs and expenses:
Cost of educational services	101,550	88,428	383,769	358,601
Student services and administrative expenses	76,157	64,666	303,693	268,876
Total costs and expenses	177,707	153,094	687,462	627,477

Operating income	102,092	77,330	327,871	242,031
Interest income	1,730	2,566	6,505	10,747
Interest (expense)	(1,023)	(1,988)	(4,611)	(8,292)
Income before provision for income taxes	102,799	77,908	329,765	244,486
Provision for income taxes	39,776	29,439	126,793	92,894

Net income	$63,023	$48,469	$202,972	$151,592

Earnings per share:
Basic	$1.63	$1.22	$5.22	$3.77
Diluted	$1.61	$1.20	$5.17	$3.71

Supplemental Data:
Cost of educational services	36.3%	38.3%	37.8%	41.3%
Student services and administrative expenses	27.2%	28.1%	29.9%	30.9%
Operating margin	36.5%	33.6%	32.3%	27.8%
Student enrollment at end of period	61,983	53,027	61,983	53,027
Technical institutes at end of period	105	97	105	97
Shares for earnings per share calculation:
Basic	38,712,000	39,765,000	38,881,000	40,268,000
Diluted	39,100,000	40,278,000	39,243,000	40,883,000

Effective tax rate	38.7%	37.8%	38.4%	38.0%

ITT EDUCATIONAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net income	$63,023	$48,469	$202,972	$151,592
Adjustments to reconcile net income to net cash flows
from operating activities:
Depreciation and amortization	5,895	5,479	22,230	23,249
Provision for doubtful accounts	13,829	4,764	43,286	18,599
Deferred income taxes	(1,199)	653	(8,450)	(6,737)
Excess tax benefit from stock option exercises	(385)	(7,926)	(1,158)	(37,480)
Stock-based compensation expense	1,504	1,033	7,235	5,100
Pension settlement and amortization of prior service costs	1,554	--	1,554	--
Changes in operating assets and liabilities:
Restricted cash	(10,389)	(5,432)	(4,350)	(6,087)
Accounts receivable	(10,299)	(3,545)	(57,933)	(24,364)
Direct marketing costs, net	(279)	628	(2,406)	1,061
Accounts payable	(3,966)	(12,538)	9,695	(2,828)
Accrued income taxes	13,630	14,349	10,163	37,969
Other operating assets and liabilities	(10,171)	(73)	1,042	7,252
Deferred revenue	20,162	20,454	(50,921)	10,965
Net cash flows from operating activities	82,909	66,315	172,959	178,291

Cash flows from investing activities:
Facility expenditures and land purchases	(986)	(1,129)	(18,093)	(12,589)
Capital expenditures, net	(5,440)	(4,221)	(17,543)	(15,514)
Proceeds from sales and maturities of investments	120,994	338,375	1,085,559	1,963,447
Purchase of investments	(109,275)	(379,975)	(920,480)	(2,071,800)
Net cash flows from investing activities	5,293	(46,950)	129,443	(136,456)

Cash flows from financing activities:
Excess tax benefit from stock option exercises	385	7,926	1,158	37,480
Proceeds from exercise of stock options	970	6,530	3,241	31,002
Repurchase of common stock	-	(36,915)	(87,774)	(264,994)
Net cash flows from financing activities	1,355	(22,459)	(83,375)	(196,512)

Net change in cash and cash equivalents	89,557	(3,094)	219,027	(154,677)

Cash and cash equivalents at beginning of period	136,698	10,322	7,228	161,905

Cash and cash equivalents at end of period	$226,255	$7,228	$226,255	$7,228